Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below).  The Offer (as defined below) is made solely by the Offer to Purchase dated November 22, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal and any amendments or supplements thereto.  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.  Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
McCormick & Schmick’s Seafood Restaurants, Inc.
at
$8.75 Net Per Share
by
Landry’s MSA Co., Inc.
a Wholly-Owned Subsidiary of
Landry’s, Inc.

Landry’s MSA Co., Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Landry’s, Inc., a Delaware corporation (“Landry’s”), is offering to purchase all issued and outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), including the associated preferred share purchase rights to purchase shares of Series A Preferred Stock, par value $0.001 per share (the “Rights”), of McCormick & Schmick’s Seafood Restaurants, Inc., a Delaware corporation (“MSSR”), at a price of $8.75 per Share, net to the seller in cash, without interest and less any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).  Stockholders of record who tender directly to Computershare Inc. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees or commissions.  Unless the context otherwise requires, all references herein to the “Shares” shall be deemed to include the associated Rights.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON DECEMBER 20, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND
TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 7, 2011, by and among Landry’s, Purchaser and MSSR (as may be amended, the “Merger Agreement”), pursuant to which, after in certain cases completion of the Offer and in any event the satisfaction or waiver of certain conditions, Purchaser will merge with and into MSSR (the “Merger”), with MSSR continuing as the surviving corporation in the Merger and a direct wholly-owned subsidiary of Landry’s, and each issued and outstanding Share (other than Shares owned by Landry’s, Purchaser or MSSR, or by any stockholder of MSSR who is entitled to and properly exercises appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest and less any applicable withholding taxes. As a result of the Merger, MSSR will cease to be a publicly traded company and will become wholly-owned by Landry’s. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to a financing condition.  The Offer is conditioned upon, among other things, the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including (i) that there be validly tendered prior to the Expiration Date, a number of Shares that, when added to the number of Shares owned by Landry’s, Purchaser and any of their respective affiliates, represent a majority of the issued and outstanding Shares plus the aggregate number of Shares issuable to holders of MSSR’s stock options from which MSSR has received notices of exercise prior to the expiration of the Offer (and as to which Shares have not yet been issued) (the “Minimum Tender Condition”); (ii) the expiration or termination of any waiting period (or any extension thereof) applicable to the purchase of Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder; (iii) that there shall not be any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise preventing or prohibiting the consummation of the Offer or the Merger; (iv) that since November 7, 2011, there has not occurred any change, circumstance, event or occurrence that has had or would reasonably be expected to have a material adverse effect with respect to MSSR; or (v) that the Merger Agreement has not been terminated in accordance with its terms. The Offer is also subject to other conditions described in the Offer to Purchase.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and the NASDAQ Global Stock Market (“Nasdaq”), Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Tender Condition, which may only be waived with the prior written consent of MSSR).  Without the consent of MSSR, Purchaser cannot (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the conditions to the Offer or amend, modify or supplement any condition to the Offer in a manner adverse to any holder of Shares, (vi) terminate the Offer or extend or otherwise amend or modify the expiration date of the Offer other than in compliance with the terms of the Merger Agreement or (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities and Exchange Act of 1934, as amended.

The MSSR board of directors has unanimously determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of MSSR’s stockholders. Accordingly, MSSR’s board of directors recommends that MSSR’s stockholders accept the Offer and tender their Shares to Purchaser in the Offer and, if required by applicable law, vote to adopt the Merger Agreement.

MSSR has granted to Purchaser an irrevocable right (the “Top-Up”), which Purchaser shall exercise immediately following consummation of the Offer, if necessary, to purchase from MSSR up to a number of Shares that, when added to the Shares already owned directly or indirectly by Landry’s and its subsidiaries following consummation of the Offer, constitutes one Share more than 90% (determined on a fully diluted basis) of the then outstanding Shares immediately after the issuance of the Shares under the Top-Up. If, following the closing of the Offer, Landry’s and its subsidiaries own at least 90% of the outstanding Shares, including through exercise of the Top-Up, each of Landry’s, Purchaser and MSSR will, subject to the satisfaction or waiver of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger pursuant to applicable Delaware General Corporation Law without action of the stockholders of MSSR.

Pursuant to the Merger Agreement, Purchaser is required to extend the Offer beyond the initial Expiration Date if the conditions to the Offer have not been satisfied or waived, in consecutive increments of up to ten business days (the length of each such period to be determined by Landry’s in its sole discretion), ending no later than March 6, 2012.  If on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, the Minimum Tender Condition is the only condition that has not been satisfied or waived, Purchaser is required, if requested by MSSR, to extend the Offer and its expiration date beyond any then scheduled expiration date for one or more periods not to exceed an aggregate of twenty business days (the length of each such period (which is not to be less than five business days) to be determined by Landry’s in its sole discretion), ending no later than March 6, 2012.   If all of the conditions to the Offer (or all of the conditions other than the Minimum Tender Condition) have been satisfied as of 4:01 pm ET on the business day immediately preceding the initial Expiration Date, Purchaser may extend the Offer prior to the expiration thereof for one period not to exceed ten (10) business days from the initial Expiration Date, if Landry’s and Purchaser, prior to the public announcement of such extension: (i) irrevocably waive (A) all of the conditions to the Offer (other than (1) the Minimum Tender Condition, which may be waived by Landry’s and Purchaser only with the prior written consent of MSSR, and (2) the condition that there not be any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise preventing or prohibiting the consummation of the Offer or the Merger), (B) Landry’s right to terminate for MSSR’s breach of a representation, warranty or covenant under the Merger Agreement, and (C) the condition that the waiting period applicable to the Merger under the HSR Act and applicable foreign antitrust laws shall have expired or been terminated, and (ii) deposit into an escrow account, the aggregate funds necessary to consummate the Offer and the Merger, the release of which to be conditioned only upon the occurrence of the acceptance for payment by Purchaser of Shares pursuant to the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date of the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”), or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn at any time after January 21, 2012, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. A withdrawal of a Share will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated Shares are also withdrawn. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

Purchaser will determine, in its reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

MSSR has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on MSSR’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt by a holder of Shares of cash in exchange for its Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a holder of Shares will recognize gain or loss equal to the difference between (i) the amount of cash received pursuant to the Offer or the Merger and (ii) its adjusted tax basis in the Shares exchanged therefor. For a more detailed description of the United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its tax advisor about the particular tax consequences to such holder of exchanging Shares in the Offer or the Merger.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

.

The Information Agent for the Offer is:

   437 Madison Avenue, 28th Floor
New York, N.Y. 10022
Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others, Call Toll-Free: (877) 285-5990
Email: info@okapipartners.com

November 22, 2011